EXHIBIT 99.1


N E W S  R E L E A S E
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June  5, 1995


CONTACT:

Martin I. Zankel           Dean Banks
Chairman of the Board      Chief Financial Officer
Landsing Pacific Fund      Landsing Pacific Fund
415/956-1900               415/513-5259


FOR IMMEDIATE RELEASE:

                           LANDSING PACIFIC FUND, INC.
                  ANNOUNCES TERMINATION OF MERGER NEGOTIATIONS

San Mateo, CA, June 5, 1995 - Landsing Pacific Fund, Inc. (AMEX:LPF) announced today that, as a result of changing market conditions, its Board of Directors elected to discontinue merger negotiations with an affiliate of the J.E. Robert Companies. The Fund had previously entered into a non-binding letter of intent executed on April 12, 1995.

The Fund also reported that it intends to submit at its next annual meeting a previously announced proposal to stockholders for the liquidation of the Fund. The Board believes that such a proposal is in the best interests of stockholders.

Landsing Pacific Fund, Inc. is a self-administered real estate investment trust with equity investments in industrial properties and shopping centers. Its shares are traded on the American Stock Exchange under the symbol "LPF."

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